Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

April 30, 2026

The Board of Directors

Motorsport Games Inc.

3350 SW 148th Avenue, Suite 207

Miramar, FL 33027

Ladies and Gentlemen:

We have acted as counsel to Motorsport Games Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to 500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the grant, exercise or vesting of awards (“Awards”) under the Company’s Amended and Restated 2021 Equity Incentive Plan, as amended by the Amendment to the Plan dated April 23, 2026 (as amended, the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined copies of only the following documents: (i) the Company’s Certificate of Incorporation and Bylaws, each as amended as of the date hereof; (ii) resolutions adopted by the Board of Directors and stockholders of the Company; (iii) the Registration Statement; and (iv) the Plan. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures.

In rendering this opinion, we have assumed that (i) the Shares will be issued in accordance with the terms and conditions of the Plan, (ii) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company’s Common Stock to accommodate the issuance of the Shares and (iii) the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Company’s Common Stock.

Based upon, and subject to, the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the provisions of the Plan and the Registration Statement upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety and subject to the following:

1.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

2.	This opinion is given as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters stated herein. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
Blank Rome LLP

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